Exhibit 10.14

Worldwide Vision Limited

PRIVATE AND CONFIDENTIAL

Idan Wallichman

[address]

_______ October 2019

Dear Idan

Project Buzz

This letter confirms the incentive arrangements that apply to you in connection with the proposed sale of Worldwide Vision Limited (the “Company”) to one or more funds or investment vehicles of which Blackstone Tactical Opportunities Advisors LLC and Blackstone Management Associated VII L.L.C. are respectively general partner or advisor (the “Transaction”).

You will be entitled to the following payments, subject always to the terms and conditions detailed below.

1.	Bonus Terms

1.1

Subject to section 2.3, you will, on completion of the Transaction (“Completion”) or as part of the first payroll following Completion, receive a one-off bonus equal to your bonus entitlement set out in section 2 below (“Bonus”), provided that each of the following conditions have been met:

(a)	Completion occurs;

(b)	you co-operate with any reasonable requests regarding any preparations reasonably required from you in your capacity as Chief Financial Officer, for the Transaction up to and including Completion;

(c)	you have not at the time of Completion:

(i)	voluntarily served notice of resignation, or resigned, from your employment with the Business other than in circumstances justifying constructive dismissal; or

(ii)

been served notice of termination of your employment with the Business for reasons of gross misconduct, and such termination has not subsequently been successfully overturned by you (and is not subject to further appeal by the employer) in a competent employment tribunal or court of law; and

(d)	you have at the time of Completion forfeited any other rights to receive proceeds from the Transaction, including any rights as a holder of equity in the Group (as defined below).

1.2

Your entitlement to the Bonus is in addition to your basic salary pursuant to the terms of your employment agreement and any other payments due to you arising from the valid application of any change of control provisions related to your employment.

1.3

In the event that any of the conditions set out in section 1.1 are not met, you will have no entitlement to the Bonus, but in those circumstances you will keep any equity rights or other rights to receive proceeds from the Transaction which you are currently holding.

2.	Bonus Entitlement

2.1

Your Bonus shall be determined by reference to the final consideration payable under the Transaction, and in particular the aggregate enterprise value (for clarity, including the earn out and the price payable for the Quack assets) payable for 100% of the Company shares, its subsidiaries, and their respective businesses and assets and any other minorities (“Group”) (“EV”).

2.2	The amount of your Bonus will vary in accordance with the factors set out below:

EV	Bonus
If EV is $2,700,000,000	$5,000,000
If EV is $2,800,000,000	$5,999,800
If EV is $2,900,000,000	$7,466,450
If EV is $3,000,000,000	$8,983,100

For the purposes of this table:

All amounts are in US dollars.

If the amount of the EV falls between two rows in the above table, your Bonus will be pro-rated accordingly. If the EV is above $3,000,000,000, the Bonus will be $8,983,100. If the EV is below $2,700,000,000, the Bonus will be $5,000,000,000.

2.3

If as part of the Transaction any part of the purchase price is be withheld on Completion (“Holdback”), including but not limited to any earn out amount and any amounts placed in escrow in connection with potential EV adjustments, litigation, or other contingent risk(s), an equivalent amount of your Bonus will be withheld and only paid to the extent of later payment of the Holdback. In case of a Holdback, the amount you will receive at Completion or as part of the first payroll following Completion, will be calculated as follows:

X = B less (B multiple by Z)

Where:

X =	Amount to be paid to you at Completion or as part of the first payroll following Completion

B =	Bonus entitlement as set out in section 2.2

Z =	Total aggregate Holdback divided by EV

By way of illustrative example, if the EV is $3B and the Holdback is $150m, you will receive $8,533,945 at Completion (or as part of the first payroll following Completion) and the remaining amount will be paid pro-rata applying the above calculations and depending on the amount of the Holdback as released from time to time, subject to a maximum remaining amount of $449,155. Any such amounts payable from the Holdback shall be paid within five business days of the release of the relevant portion of the Holdback or at the next payroll following such release date.

Entitlement to your portion of the Bonus withheld under a Holdback is not contingent on any condition (including those set out in section 1.1), other than that the Bonus must have become payable in accordance with the terms of this letter, and the amount of the Holdback released from time to time.

2.4	If there is any dispute in connection with the quantum of or your entitlement to the Bonus, save in case of fraud, the determination of Mark Lavie shall be final and binding on the parties hereto.

3.	General

3.1

Your Bonus will be subject to deductions for income tax, employee National Insurance contributions or other social security contributions or any other sum that the payer is required to deduct at source by law, at the applicable rates (“Tax-Related Items”). Notwithstanding the above, you agree that you shall be obliged to pay any Tax-Related Items not so deducted (other than any amount of employer NICs or apprenticeship levy if relevant), and that the payer may deduct such amounts from any payments to be made to you.

3.2	No variation of this letter shall be effective unless made in writing and signed by or on behalf of all the parties to this letter and expressed to be such a variation.

3.3

This letter and all matters (including any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law and, without prejudice to section 2.4, the English courts shall have exclusive jurisdiction to settle all disputes arising in connection with any such matters.

3.4

Nothing contained in this letter gives you the right to continue in the employment of the Group or otherwise impede the ability of the Group to terminate your employment (subject at all times to the terms of your employment agreement).

3.5	Except for sections 3.1 and 3.4, this letter does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999.

3.6

This letter supersedes and replaces in all respects, any previous oral or written agreements or arrangements relating to the award of bonuses or incentive payments in relation to the Transaction to you and you acknowledge and agree that you shall have no right to any such bonus or incentive payment and waive any right you may have to the same. Nothing in this agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

3.7	You agree that you may not assign any rights or interests in or arising out of this letter.

3.8	This letter may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this letter.

Please countersign this document as evidence of receipt and agreement to the proposal outlined above.

Yours Sincerely

Signed on behalf of Worldwide Vision Limited:

Andrey Ogandzhanyants	Mark Lavie

/s/ Andrey Ogandzhanyants	/s/ Mark Lavie

Date:

Agreed and accepted by:

/s/ Idan Wallichman
Idan Wallichman

Date:

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